Exhibit 3.1

CERTIFICATE OF AMENDMENT

to the

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

of

UNI-PIXEL, INC.

Uni-Pixel, Inc., a corporation organized and existing under laws of the State of Delaware (the “Corporation”) does hereby certify that:

FIRST:  The name of the Corporation is Uni-Pixel, Inc.  The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on October 13, 2000, under the name NEV Acquisition Corp., and that a Certificate of Merger was filed with the Secretary of State of Delaware on June 18, 2001, which changed the name to Real-Estateforlease.com, Inc., and that an Amended and Restated Certificate of Incorporation was filed with the Secretary of State of Delaware on January 27, 2005, which changed the name to Uni-Pixel, Inc.

SECOND:  On January 16, 2007, the Board of Directors of the Corporation did duly adopt a resolution setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of the Corporation declaring said amendment to be advisable.

THIRD:  Nothing in the proposed amendment amends or otherwise adversely affects the powers, preferences and relative rights of the Corporation’s Series A Convertible Preferred Stock as set forth in that Certificate of Designations filed with the Secretary of State of Delaware on December 9, 2004.

FOURTH:  On January 17, 2007, holders of more than a majority of the Corporation’s outstanding capital stock voted for the proposal to amend Article IV of the Amended and Restated Certificate of Incorporation so that, as amended, Article IV shall read in its entirety as follows:

ARTICLE IV

(a)           Authorized Stock.  The Corporation shall be authorized to issue an aggregate of 110,000,000 shares of capital stock, of which 100,000,000 shares shall be Common Stock, $0.001 par value per share (the “Common Stock”), and 10,000,000 shares shall be Preferred Stock, $0.001 par value per share (the “Preferred Stock”).

(b)           Preferred Stock.  Preferred Stock may be issued from time to time in one or more series.  All shares of any one series of Preferred Stock shall be identical except as to the dates of issue and the dates from which dividends on shares of the series issued on different dates will cumulate if cumulative.

(i)            Authority is hereby expressly granted to the Board of Directors to authorize the issue of one or more series of Preferred Stock, and to fix by resolution or resolutions providing for the issue of each such series the voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of such series, to the full extent now or hereafter permitted by law, including, without limitation, the following:

(A)          the number of shares of such series, which may subsequently be increased, except as otherwise provided by the resolution or resolutions of the Board of Directors providing for the issue of such series, or decreased, to a number not less than the number of shares then outstanding, by resolution or resolutions of the Board of Directors, and the distinctive designation thereof;

(B)           the dividend rights of such series, the preferences, if any, over any other class or series of stock, or of any other class or series of stock over such series, as to dividends, the extent, if any, to which shares of such series will be entitled to participate in dividends with shares of any other series or class of stock, whether dividends on shares of such series will be fully, partially or conditionally cumulative, or a combination thereof, and any limitations, restrictions or conditions on the payment of such dividends;

(C)           the rights of such series, and the preferences, if any, over any other class or series of stock, or of any other class or series of stock over such series, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation and the extent, if any, to which shares of any such series will be entitled to participate in such event with any other series or class of stock;

(D)          the time or times during which, the price or prices at which, and the terms and conditions on which the shares of such series may be redeemed;

(E)           the terms of any purchase, retirement or sinking funds which may be provided for the shares of such series; and

(F)           the terms and conditions, if any, upon which the shares of such series will be convertible into or exchangeable for shares of any other series, class or classes, or any other securities.

(ii)           The shares of Preferred Stock shall have no voting power or voting rights with respect to any matter whatsoever, except as may be otherwise required by law or may be provided in the resolution or resolutions of the Board of Directors creating the series of which such shares are a part.

(iii)          No holders of any series of Preferred Stock will be entitled to receive any dividends thereon other than those specifically provided for by this Certificate of Incorporation or the resolution or resolutions of the Board of Directors providing for the issue of such series of Preferred Stock, nor will any accumulated dividends on Preferred Stock bear any interest.

(iv)          In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of Preferred Stock of each series will be entitled to receive only such amount or amounts as will have been fixed by this Certificate of Incorporation or by the resolution or resolutions of the Board of Directors providing for the issue of such series.

FIFTH:  This Certificate of Amendment shall be effective upon filing with the office of the Secretary of State of the State of Delaware.

SIXTH:  Said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page follows]

IN WITNESS WHEREOF, Uni-Pixel, Inc. has caused this Certificate of Amendment to be executed in its corporate name by its duly authorized President, on this 31st day of January, 2007.

UNI-PIXEL, INC.

By:	/s/ Reed J. Killion
Name: Reed J. Killion
Title: President